Exhibit 10.23

Loan Agreement
(English Translation)

This Loan Agreement (the “Agreement”) is entered into as of December 20, 2007 between the following two parties:

Borrower:	Sutor Steel Technology Co., Ltd.
Address:	No.8 Huaye Road, Dongbang Industrial Park,
Changshu City, Jiangsu Province,
People’s Republic of China, 215534

Lender:	Lifang Chen
Address:	No.8 Huaye Road, Dongbang Industrial Park,
Changshu City, Jiangsu Province,
People’s Republic of China, 215534

The Borrower and the Lender will each be referred to as a “Party” and collectively referred to as the “Parties.”

WHEREAS, the Borrower wishes to borrow a loan from the Lender for working capital and the Lender agrees to provide such loan to the Borrower after reviewing the status and the request of the Borrower.

NOW THEREFORE, the Parties agree as follows:

Article 1 CURRENCY, AMOUNT AND TERM OF THE LOAN:

1.1 The currency for the loan shall be U.S Dollars.

1.2 The Lender agrees to provide a loan in the amount of 7,100,000 U.S Dollars (the “Loan”) to the Borrower.

1.3 The term of the Loan shall be 24 months from the date of this Agreement.

1.4 The loan shall be remitted to the bank account designated by the Borrower no later than December 20, 2007.

Article 2 THE PURPOSE OF THIS LOAN

2.1 The Borrower agrees that the Loan shall only be used as working capital of the Borrower.

2.2. Without the Lender’s prior written approval, the Borrower shall not use the Loan for any other purpose.

Article 3 THE INTEREST RATE AND CALCULATION OF INTEREST:

3.1 Interest rate: The annual interest rate shall be 5 % during the term of this Agreement. If the Chinese related authority adjusts the interest rate or the manner of calculation of interest, the interests of the Loan shall be adjusted accordingly after the date of such adjustment. The Lender is entitled to make such adjustment of interest without informing the Borrower.

3.2 The interest shall be calculated on the actual days the Borrower uses the Loan, from the date the Borrower makes the first drawdown to the date the Loan is repaid. For purpose of this Agreement, one year shall be calculated as 360 days.

Article 4 REPAYMENT PLAN

4.1 The Borrower shall repay the loan, including principle and interests no later than the date on which the term of this Agreement expires.

4.2 The Borrower shall repay to the Lender the entire amount of the Loan as follows:

Repayment Due Date	Amount of Principal:

December 20, 2009	USD7,100,000 or RMB equivalent amount

Article 5 GOVERNING LAW AND DISPUTES RESOLUTION

5.1 The execution, effectiveness, construction, performance, amendment and termination of this Agreement and resolution of disputes shall be governed by the laws of the People’s Republic of China.

5.2 In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly consultations. In the event the Parties fail to reach an agreement through consultations, either Party may submit the relevant dispute to the court in the jurisdiction where the Lender domiciles.

Article 6  MISCELLANEOUS

6.1 This Agreement shall become effective on the date hereof, and shall expire upon the date of full performance by the Parties of their respective obligations under this Agreement.

6.2 This Agreement shall be executed in 2 copies in English, each Party having one copy with equal legal validity.

6.3 The invalidity of any provision of this Agreement shall not affect the validity of any other provision of this Agreement.

Borrower: Sutor Steel Technology Co., Ltd.
By: /s/ Yongfei Jiang
Name: Yongfei Jiang
Title: Chief Financial Officer

Lender:
/s/ Lifang Chen
Lifang Chen